May 2026

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated May 1, 2026 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS – Opportunities in U.S. and International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 1, 2026.

GS Finance Corp.

Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of an equally weighted basket composed of the common stock or American depositary shares of 10 companies. The securities may be automatically called on the call observation date.

The initial basket value is 100, and the basket closing value on the call observation date and the valuation date will equal the sum of the products, as calculated separately for each underlying stock, of: (i) the closing price of such underlying stock on the call observation date or valuation date, as applicable, multiplied by (ii) its multiplier. The multiplier will equal, for each underlying stock, the quotient of (i) the weighting of such underlying stock multiplied by 100 divided by (ii) its initial basket component value.

Your securities will be automatically called if the basket closing value on the call observation date is greater than or equal to the initial basket value, resulting in a payment on the call payment date equal to at least $1,220.00 (set on the pricing date). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final basket value (the basket closing value on the valuation date) is greater than the initial basket value, the return on your securities will be positive and equal to the product of the leverage factor multiplied by the basket percent change (the percentage increase or decrease in the final basket value from the initial basket value); (ii) if the final basket value is equal to or less than the initial basket value but greater than or equal to the downside threshold level, you will receive the principal amount of your securities plus a return reflecting the absolute value of the basket percent change (e.g., if the basket percent change is -5%, your return will be +5%); or (iii) if the final basket value is less than the downside threshold level, you will receive a payment at maturity based on the basket performance factor (the quotient of the final basket value divided by the initial basket value).

The securities are for investors who seek a return of at least 22.00% if their securities are automatically called or the potential to earn 125.00% of any positive return of the basket or seek a positive return for moderate decreases in the basket if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:

as described more fully below, an equally weighted basket composed of the common stock of

Albemarle Corporation (current Bloomberg ticker: “ALB UN”), the common stock of Applied Materials, Inc. (current Bloomberg ticker: “AMAT UW”), the common stock of KLA Corporation (current Bloomberg ticker: “KLAC UW”), the common stock of Micron Technology, Inc. (current Bloomberg ticker: “MU UW”), the common stock of MP Materials Corp. (current Bloomberg ticker: “MP UN”), the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”), the Class A common stock of Palantir Technologies Inc. (current Bloomberg ticker: “PLTR UW”), an American Depositary Share (“ADS”) of Rio Tinto plc (current Bloomberg ticker: “RIO UN”), representing one ordinary share of Rio Tinto plc, the common stock of Rockwell Automation, Inc. (current Bloomberg ticker: “ROK UN”) and the common stock of RTX Corporation (formerly Raytheon Technologies Corporation) (current Bloomberg ticker: “RTX UN”)

Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. Subject to redemption by the company as provided under “— Automatic call feature” below, on the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	expected to price on or about May 15, 2026
Original issue date:	expected to be May 20, 2026
Call observation date:	expected to be May 24, 2027, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	expected to be May 27, 2027, subject to adjustment as described in the accompanying general terms supplement
Valuation date:	expected to be May 31, 2028, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be June 5, 2028, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final basket value is greater than the initial basket value, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
if the final basket value is equal to or less than the initial basket value but greater than or equal to the downside threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute basket return; or
•
if the final basket value is less than the downside threshold level, the product of (i) $1,000 times (ii) the basket performance factor

Leveraged upside payment:	$1,000 × leverage factor × basket percent change
Leverage factor:	125.00%
Downside threshold level:	80.00% of the initial basket value
CUSIP / ISIN:	40059DQL4 / US40059DQL46
Underwriter:	Goldman Sachs & Co. LLC
Estimated value range:	$900 to $960 per security. See page PS-4 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the principal amount	2.50% ($ in total)*	97.50% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

SUMMARY TERMS (continued)
Basket (continued from previous page):	Basket component	Basket component weighting	Initial basket component value	Multiplier
	the common stock of Albemarle Corporation	10.00%
	the common stock of Applied Materials, Inc.	10.00%
	the common stock of KLA Corporation	10.00%
	the common stock of Micron Technology, Inc.	10.00%
	the common stock of NVIDIA Corporation	10.00%
	the common stock of MP Materials Corp.	10.00%
	the Class A common stock of Palantir Technologies Inc.	10.00%
	an American Depositary Share of Rio Tinto plc, representing one ordinary share of Rio Tinto plc	10.00%
	the common stock of Rockwell Automation, Inc.	10.00%
	the common stock of RTX Corporation (formerly Raytheon Technologies Corporation)	10.00%

We refer to each basket component singularly as an underlying stock and together as the underlying stocks.

The initial basket component value of each underlying stock is the closing price of such underlying stock on the pricing date.

Initial basket value:	100
Final basket value:	the basket closing value on the valuation date
Basket closing value:

the basket closing value on the call observation date and the valuation date is the sum of the products of the basket component closing value of each underlying stock times the applicable multiplier for such underlying stock on such date.

Basket component closing value:	in the case of each underlying stock, the closing price of such underlying stock.
Basket percent change:	(final basket value - initial basket value) / initial basket value
Basket performance factor:	the final basket value / the initial basket value
Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying stock’s respective initial basket component value so that each underlying stock will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities and will equal, for each underlying stock, (i) the product of the applicable basket component weighting

March 2025

times 100 divided by (ii) the applicable initial basket component value. See “Basket—Multiplier” above.
Automatic call feature:

if, as measured on the call observation date, the basket closing value is greater than or equal to the initial basket value, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to at least $1,220.00 (set on the pricing date). No payments will be made after the call payment date.

Absolute basket return:	the absolute value of the basket percent change. For example, a -5% basket percent change will result in a +5% absolute basket return.
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

March 2025

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

March 2025

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

●
General terms supplement no. 17,745 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “index stock issuer(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “underlying stock issuer(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

March 2025

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Investment Summary

The Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed call payment that will be paid on the call payment date (and the securities will be automatically called and no further payments will be made) if the basket closing value on the call observation date is greater than or equal to the initial basket value.

If the securities have not been automatically called prior to maturity and the basket closing value on the valuation date is greater than the initial basket value, investors will receive the stated principal amount of their investment plus the leveraged upside payment.

If the securities have not been automatically called prior to maturity and the basket closing value on the valuation date is equal to or less than the initial basket value but greater than or equal to the downside threshold level, investors will receive the stated principal amount of their investment plus an unleveraged return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20.00% return.

However, if the securities have not been automatically called prior to maturity and the basket closing value on the valuation date is less than the downside threshold level, investors will be fully exposed to the decline in the basket on a 1-to-1 basis, and will receive a payment at maturity that is less than the downside threshold level and could be zero.

Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of at least 22.00% if their securities are automatically called or the potential to earn 125.00% of any positive return of the basket or seek a positive return for moderate decreases in the basket if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on the call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and the payment at maturity may be less than 80.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the basket closes at or above the initial basket value on the call observation date. As a result, the securities are automatically called for at least $1,220.00 (set on the pricing date). If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity, the final basket value is above the initial basket value and investors receive principal back and a positive return at maturity

This scenario assumes that the basket closes below the initial basket value on the call observation date. Consequently, the securities are not automatically called and no call payment is made. On the valuation date, the basket closes above the initial basket value. At maturity, investors will receive the stated principal amount plus a return reflecting 125.00% of the increase in the value of the basket.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back and a return reflecting the absolute value of the performance of the basket at maturity

This scenario assumes that the basket closes below the initial basket value on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the basket closes at or below the initial basket value but at or above the downside threshold level. At maturity, investors will receive a 1% positive return on the securities for each 1% negative return of the basket. For example, if the final basket value is 5.00% less than the initial basket value, the securities will provide a total positive return of 5.00% at maturity. The maximum return investors may receive in this scenario is a positive 20.00% return at maturity. In this case, investors will receive at least the stated principal amount even if the basket has depreciated.

Scenario 4: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the basket closes below the initial basket value on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the basket closes below the downside threshold level. At maturity, investors will receive an amount equal to the product of the stated principal amount times the basket performance factor. Under these circumstances, the payment at maturity will be less than 80.00% of the stated principal amount and could be zero.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical basket closing values on the call observation date could have on the amount payable, if any, on the call payment date and (ii) the impact that various hypothetical basket closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as the case may be. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the basket over the life of your securities and the actual basket closing value on the call observation date, may bear little relation to the hypothetical examples shown below or to the historical basket component closing values shown elsewhere in this pricing supplement. For information about the historical prices of the underlying stocks during recent periods, see “The Basket and the Underlying Stocks — Historical Basket Component Closing Values of the Underlying Stocks and Basket Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Initial basket value:	100.00
Leverage factor:	125%
Downside threshold level:	80.00 (80.00% of the initial basket value)

How to determine the amount payable, if any, on the call payment date:

The example below assumes that the hypothetical amount payable on the call payment date with respect to each $1,000 principal amount of your securities will be equal to $1,220.00 if the basket closes at or above the initial basket value on the call observation date.

Hypothetical Call Observation Date	Basket Closing Value	Amount Payable on the Call Payment Date (per security)
#1	140.00 (at or above initial basket value)	$1,220.00

On the hypothetical call observation date, the basket closes at or above the initial basket value. Therefore, the securities are automatically called and the amount payable on the call payment date equals $1,220.00.

Your securities will not be automatically called, and you will not receive a payment on the call payment date, if the basket closing value is below the initial basket value on the call observation date.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Basket Closing Value (Final Basket Value)	Payment at Maturity (per security)
#1	110.00 (above the initial basket value)	$1,000 + leveraged upside payment = $1,000 + ($1,000 × 125% × 10%) = $1,125
#2	90.00 (at or below the initial basket value but at or above the downside threshold level)	$1,000.00 + ($1,000 × absolute basket return) = $1,000 + ($1,000 × 10%) = $1,100
#3	50.00 (below the downside threshold level)	$1,000 × the basket performance factor = $1,000 × ($50.00 / $100.00) = $500

In example #1, the final basket value is above the initial basket value. Therefore, investors receive at maturity the stated principal amount of the securities plus a return reflecting 125.00% of the increase in the value of the basket.

In example #2, the final basket value is at or below the initial basket value but is at or above the downside threshold level. Therefore, investors receive at maturity the stated principal amount of the securities plus a 1% positive return on the securities for each 1% negative return of the basket.

In example #3, the final basket value is below the downside threshold level. Therefore, investors are exposed to the downside performance of the basket at maturity and receive at maturity an amount equal to the stated principal amount times the basket performance factor.

If the final basket value is below the downside threshold level, you will be exposed to the downside performance of the basket at maturity, and your payment at maturity will be less than $800.00 per security and could be zero.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Additional Hypothetical Examples

Hypothetical Payment on the Call Payment Date

The example below assumes that the hypothetical payment that we would pay on the call payment date with respect to each $1,000 principal amount of your securities will be equal to $1,220.00 if the basket closing value is greater than or equal to the initial basket value on the call observation date.

If your securities are automatically called on the call observation date (i.e., on the call observation date the basket closing value is equal to or greater than the initial basket value), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,220.00. If, for example, the basket closing value on the call observation date was determined to be 150.00% of the initial basket value, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 122.00% of the principal amount of your securities or $1,220.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the basket.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Hypothetical Payment at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the basket closing value is less than the initial basket value), the amount we would deliver for each $1,000 principal amount of your securities on the maturity date will depend on the performance of the basket on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final basket value and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	225.000%
150.000%	162.500%
125.000%	131.250%
110.000%	112.500%
105.000%	106.250%
100.000%	100.000%
95.000%	105.000%
85.000%	115.000%
80.000%	120.000%
79.999%	79.999%
70.000%	70.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If the securities have not been automatically called on the call observation date and the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final basket value were determined to be 95.000% of the initial basket value, the absolute basket return would be 5.000% and the payment at maturity that we would deliver on your securities would be 105.000% of the stated principal amount of your securities.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on the call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of an equally weighted basket, comprised of the underlying stocks, as measured from the initial basket value set on the pricing date to the basket closing value on the valuation date. If the final basket value is less than the downside threshold level, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your securities for every 1.00% decline in the basket value over the term of the securities. Thus, you may lose your entire investment in the securities, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Basket Value

If your securities are not automatically called and the final basket value is less than the downside threshold level, you will lose all or a significant portion of your investment in the securities. This means that while a decrease in the final basket value to the downside threshold level will not result in a loss of principal on the securities and instead will result in a positive return equal to the absolute basket return, a decrease in the final basket value below the downside threshold level will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the basket value.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying stocks, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Amount You Will Receive on the Call Payment Date Will Be Capped

Regardless of the basket closing value on the call observation date, the amount you may receive on the call payment date is capped and you will not benefit from any increase in the basket closing value above the initial basket value on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $1,000 face amount of your securities will be at least $1,220.00 (set on the pricing date).

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the basket closing value is greater than or equal to the initial basket value. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date Is Not Linked to the Basket Closing Value at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on the call payment date, if any, will be paid only if the basket closing value is greater than or equal to the initial basket value on the call observation date. Therefore, the basket closing value on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the amount you will receive on the stated maturity date, if any, will be based on the basket closing value on the valuation date. Therefore, for example, if the basket closing value dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the basket closing value prior to such drop. Although the actual basket closing value on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the basket closing value on the call observation date or the valuation date, you will not benefit from the basket closing value on any date other than on the call observation date or the valuation date.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the market price of the basket and the underlying stocks to which your securities are linked;
•
the volatility – i.e., the frequency and magnitude of changes – in the market price of the underlying stocks;
•
the dividend rate of the underlying stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segment of which the underlying stocks are a part, and which may affect the market price of the underlying stocks;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before the call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before the call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on the call payment date or at maturity.

You cannot predict the future performance of the underlying stocks based on their historical performance. The actual performance of the underlying stocks over the life of the offered securities or the payment at maturity may bear little or no relation to the historical basket component closing values of the underlying stocks or to the hypothetical examples shown elsewhere in this pricing supplement.

In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stocks

Following certain corporate events relating to the underlying stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to the underlying stock issuer or any cash or any

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

other assets distributed to holders of shares of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property under “Supplemental Terms of the Notes - Anti-dilution Adjustments for Index Stocks” in the accompanying general terms supplement.

We Will Not Hold Shares of the Underlying Stocks for Your Benefit

The indenture governing your security does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the underlying stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the underlying stocks for your benefit in order to enable you to exchange your security for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the underlying stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock

Investing in your securities will not make you a holder of the underlying stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying stocks or any other rights of a holder of the underlying stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment on the call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to an ADS of Rio Tinto plc

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked, in part, to an ADS representing an interest in a foreign equity security. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than the U.S. securities markets or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The Offered Securities Are Subject to Foreign Currency Exchange Rate Risk

The ADSs are quoted and traded in U.S. dollars on a U.S. stock exchange, while the securities represented thereby are quoted and traded in the relevant foreign currency on another stock exchange. Therefore, fluctuations in the exchange rate between currencies in which the securities represented by the ADSs are quoted and traded and the U.S. dollar will likely affect the relative value of the ADSs. As a result, the market price of the ADSs trading on the U.S. stock exchange will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADSs and, as a result, the market value of the securities.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•
rates of inflation;
•
interest rate levels;
•
the balance of payments among countries;
•
the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•
other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the securities and any payment on the securities could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADSs or other de facto restrictions on the repatriation of U.S. dollars.

There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs

You should be aware that your return on the securities is linked, in part, to the price of an ADS and not to the relevant securities that they represent. There are important differences between the rights of holders of ADSs and the rights of holders of the securities represented by the ADSs. Each ADS is a security evidenced by an American depositary receipt that typically represents one or a fraction of one represented security. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the applicable index stock issuer, and holders of the ADSs, which may be different from the rights of holders of the applicable securities represented by the ADSs. For example, an index stock issuer may make distributions in respect of the securities represented by the ADSs that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the securities represented by the ADSs may be significant and may materially and adversely affect the value of the ADSs and, as a result, the securities.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action. For example, recently enacted legislation in the United States could lead to a prohibition on trading in the United States of the index stock if the Public Company Accounting Oversight Board is prevented from performing inspections relating to the index stock issuer by its jurisdiction of organization. Such legislation could have a material and negative effect on the index stock issuer, the index stock price and your return on the securities.

Further, recent executive orders issued by the U.S. Government prohibit U.S. persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to the offered securities due to determinations regarding the index stock, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any such action could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket components during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

The Basket and the Underlying Stocks

The Basket

The basket is composed of 10 underlying stocks with the following basket component weightings within the basket: common stock of Albemarle Corporation (10.00% weighting), the common stock of Applied Materials, Inc. (10.00% weighting), the common stock of KLA Corporation (10.00% weighting), the common stock of Micron Technology, Inc. (10.00% weighting), the common stock of MP Materials Corp. (10.00% weighting), the common stock of NVIDIA Corporation (10.00% weighting), the Class A common stock of Palantir Technologies Inc. (10.00% weighting), an American Depositary Share of Rio Tinto plc, representing one ordinary share of Rio Tinto plc (10.00% weighting), the common stock of Rockwell Automation, Inc. (10.00% weighting) and the common stock of RTX Corporation (formerly Raytheon Technologies Corporation) (10.00% weighting).

The Underlying Stocks

Where Information About the Underlying Stock Issuers Can Be Obtained

The underlying stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov.

Information about the underlying stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the underlying stock issuers with the SEC.

We Obtained the Information About the Underlying Stock Issuers From the Underlying Stock Issuers’ Public Filings

This pricing supplement relates only to your security and does not relate to the underlying stocks or other securities of the underlying stock issuers. We have derived all information about the underlying stock issuers in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying stock issuers in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying stocks — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuers could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stocks.

We or any of our affiliates may currently or from time to time engage in business with the underlying stock issuers, including making loans to or equity investments in the underlying stock issuers or providing advisory services to the underlying stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuer and, in addition, one or more of our affiliates may publish research reports about the underlying stock issuers. As an investor in a securities, you should undertake such independent investigation of the underlying stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Historical Basket Component Closing Values of the Underlying Stocks and Basket Closing Values

The respective basket component closing values of the underlying stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the basket component closing value of any of the underlying stocks during any period shown below is not an indication that the underlying stocks are more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical basket component closing values of the underlying stocks or the historical basket closing values as an indication of the future performance of the underlying stocks or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket or the underlying stocks will result in you receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion or all of your investment in the securities.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying stocks. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying stocks between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying stocks. The actual performance of each underlying stock over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical basket component closing values shown below.

The graphs below show the daily historical closing values of each underlying stock from January 1, 2021 through April 29, 2026, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, Albemarle Corporation transforms resources into ingredients for mobility, energy, connectivity, and health. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-12658.

Historical Performance of Albemarle Corporation

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, Applied Materials, Inc. provides manufacturing equipment, services and software to the semiconductor, display and related industries. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 000-06920.

Historical Performance of Applied Materials, Inc.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, KLA Corporation is a supplier of equipment and services throughout the electronics industry. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 000-09992.

Historical Performance of KLA Corporation

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, Micron Technology, Inc. provides memory and storage solutions. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-10658.

Historical Performance of Micron Technology, Inc.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, MP Materials Corp. is a producer of rare earth materials. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39277.

Historical Performance of MP Materials Corp.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, NVIDIA Corporation is a data center scale artificial intelligence infrastructure company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

Historical Performance of NVIDIA Corporation

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, Palantir Technologies Inc. builds software that empowers organizations to integrate their data, decisions, and operations at scale. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39540.

Historical Performance of Palantir Technologies Inc.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, Rio Tinto plc is a mining and metals company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-10533.

Historical Performance of Rio Tinto plc

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, Rockwell Automation, Inc. is an industrial automation and digital transformation company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-12383.

Historical Performance of Rockwell Automation, Inc.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

According to publicly available information, RTX Corporation is an aerospace and defense company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00812.

Historical Performance of RTX Corporation (formerly Raytheon Technologies Corporation)

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2021 through April 29, 2026 assuming that the basket closing value was 100 on January 1, 2021. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual basket component closing values of the basket components on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2021 was 100. As noted in this pricing supplement, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the underlying stocks.

Historical Performance of the Basket

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying stock, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption, or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

May 2026

GS Finance Corp. Auto-Callable Dual Directional Trigger PLUS Based on the Value of a Basket of Underlying Stocks due June 5, 2028 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on May 20, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

May 2026